EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the
___ day of_________, 20__, by and between _______________ (the “Employee”) and BRIGGS & STRATTON CORPORATION, a Wisconsin corporation with its corporate office in Wauwatosa, Wisconsin (the “Company”).

WHEREAS, the Company desires to employ Employee in the business of manufacturing, selling and/or servicing gasoline powered engines and power generation, pressure washer, lawn and garden, turf care and job site products (together with such other businesses as the Company may from time to time conduct, the “Business”), and Employee desires to be employed by the Company for such purpose; and

WHEREAS, Employee shall have access to confidential financial information, trade secrets and other confidential and proprietary information of the Company;

NOW, THEREFORE, the parties agree as follows:

1.	EMPLOYMENT

1.1Duties. The Company shall employ Employee upon the terms and conditions set forth in this Agreement. Employee shall have such duties at such work locations as may be assigned to Employee from time to time by the Company.

1.2Best Efforts. Employee agrees to devote the best efforts and full time and attention to the performance of Employee’s duties under this Agreement, and to perform such duties in an efficient, trustworthy and businesslike manner.

1.3Duty to Act in the Best Interest of the Company. Employee shall not act in any manner, directly or indirectly, which may damage the business of the Company or which would adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally or with any of its other employees.

2.	TERM OF EMPLOYMENT

2.1.Term. The term of Employee’s employment with the Company under this Agreement shall commence as of ___________ __, 20__ (the “Effective Date”), and shall expire January 1, 20__ (the “Expiration Date”). In the event that neither the Company nor Employee shall give written notice to the other party by December 1 of each year that this Agreement shall not be further extended, the Expiration Date shall be automatically extended by one additional year. If such notice is given, this Agreement shall expire on the last determined Expiration Date. By way of example, if the Effective Date was September 1, 2018, then the initial Expiration Date would be January 1, 2020 and notice of nonrenewal would need to be given by December 1, 2018 in order for the Agreement to expire on such Expiration Date. Absent such notice, the Expiration Date would be automatically extended to January 1, 2021. Notwithstanding the foregoing, this Agreement and Employee’s employment may be terminated at any time as provided for in Sections 2.2, 2.3 or 2.4 of this Agreement.

2.2.Termination for Cause. The Company shall have the right to terminate this Agreement and Employee’s employment for the following causes (each a “Termination for Cause”):

(a)	Conviction of Employee for, or entry of a plea of guilty or nolo contendere by Employee with respect to, any felony or any crime involving an act of moral turpitude;

(b)	Engaging in any act involving fraud or theft;

(c)	Conduct which is detrimental to the reputation, goodwill or business operations of the Company;

(d)	Neglect by Employee of Employee’s duties or breach by Employee of such duties or intentional misconduct by Employee in discharging such duties;

(e)
Employee’s continued absence from Employee’s duties without the consent of Employee’s supervisor after receipt of notification from the Company, other than absence due to bona fide illness or disability as defined herein;

(f)
Employee’s failure or refusal to comply with the directions of Employee’s supervisor or with the policies, standards and regulations of the Company, provided that such directions, policies, standards or regulations do not require Employee (i) to take any action which is illegal, immoral or unethical or (ii) to fail to take any action required by applicable law, regulations or licensing standards; or

(g)	Employee’s breach of the restrictive covenants set forth in Section 5 of this Agreement;
provided, however, that termination of Employee for an act or omission described in subparagraphs (c) through (g) above shall not constitute a valid Termination for Cause unless Employee shall have received written notice on behalf of the Board of Directors of the Company by its Chairman or designee stating the nature of the conduct forming the basis for termination and affording Employee 10 days to correct the act or omission described. Unless Employee cures such act or omission to the satisfaction of the Company, such Termination for Cause shall be effective immediately upon the expiration of the 10 day period. Upon the effectiveness of any Termination for Cause by the Company, payment of all compensation to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through the date of such Termination for Cause).
2.3.Termination by the Company Without Cause.

(a)The Company shall have the right to terminate this Agreement and Employee’s employment without cause upon 10 days’ written notice to Employee. If the Company terminates this Agreement and Employee’s employment without cause pursuant to this Section 2.3, (a) Employee shall receive in a single lump sum within 60 (sixty) days after the date of termination an amount equal to the Base Compensation, as that term is defined in Section 3.1 of this Agreement, Employee would have received for the remainder of the then current term of this Agreement had Employee not been terminated, and (b) for the remainder of such term Employee shall be entitled to continue pre-existing coverage for Employee and any dependents under any applicable medical plans described in Section 3.4 of this Agreement as long as Employee continues to make the same monthly payments and copayments which would have been applicable if Employee’s employment had not been terminated; provided that any payments or benefits under this Section 2.3(a) shall be contingent upon Employee executing a general release of all claims in favor of the Company in a form acceptable to the Company, which release shall be provided to Employee within ten (10) business days following Employee’s termination of employment, and which must be executed by Employee and become effective (and no longer subject to revocation) within sixty (60) days following Employee’s termination of employment (or such shorter period of time as the Company may determine). Following the date of termination of employment, Employee shall not receive any further compensation pursuant to Sections 3.2, 3.3 or the non-medical benefits described in Section 3.4 of this Agreement except as required by the terms of such benefit plans. In the event of termination without cause, Employee acknowledges that the Company shall have no liability to Employee whatsoever other than its obligation to make the lump sum payment described above and to provide continuation of coverage under any applicable medical plans for the remainder of the then current term of this Agreement, and subsequently to provide Employee with medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) and other benefits to which Employee may be entitled under the terms of any benefit plan or arrangement in accordance with the terms thereof notwithstanding termination of Employee’s employment.
(b)It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Internal Revenue Code Section 409A and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulation Sections 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Any amounts which don’t meet the short term deferral exception but do meet the two-times/two year exception shall be paid no later than the last day of the second year following the year in which occurs the date of termination. Notwithstanding anything to the contrary in this Agreement, if any payments to be provided to Employee do not qualify under the exemptions from Section 409A described in the first sentence of this paragraph (b) and are not otherwise exempt from Section 409A, then such nonqualifying payments shall be delayed until the date that is six (6) months after the date of termination. Any delayed payments shall be made in a lump sum on the first day of the seventh month following the date of termination.
(c)Notwithstanding paragraph (a) above, if the provision of medical benefits coverage pursuant to paragraph (a) above would be discriminatory within the meaning of Section 105(h) of the Internal Revenue Code, then to the extent necessary to prevent such discrimination, Employee shall pay the full cost of such coverage (including both the normal Employee and Company share) and shall not be reimbursed by the Company for doing so.
(d)In order to facilitate compliance with Section 409(A) of the Internal Revenue Code and notwithstanding any other provision of this Agreement to the contrary:

(i)    except for the 6 month delay described in paragraph (b) above, the Company and Employee shall neither accelerate nor defer or otherwise change the time at which any payment due under this Agreement is to be made, and
(ii)    the date of termination of employment of Employee shall be determined in a manner consistent with the definition of “separation from service” within the meaning of Code Section 409A and regulations thereunder.
2.4.Termination Due to Disability or Death. If Employee is unable to perform Employee’s duties under this Agreement by reason of physical or mental disability, or if Employee should die during the term of this Agreement, this Agreement shall terminate and all payments to Employee under this Agreement shall cease immediately (except for any payment of compensation accrued but unpaid through the date of termination, COBRA benefits and other benefits to which Employee may be entitled notwithstanding termination of Employee’s employment). The term “disability” as used herein shall mean a condition which prohibits Employee from performing Employee’s duties substantially in the manner Employee is capable of performing them on the date of this Agreement, which cannot be removed by reasonable accommodations on the part of the Company, for 60 days or more during any one year period.

3.	COMPENSATION

3.1.Base Compensation. Subject to Sections 2 and 5 of this Agreement, during the term of this Agreement the Company shall pay to Employee an annual salary (“Base Compensation”), which salary shall be reviewed annually by the Compensation Committee of the Board of Directors. Such Base Compensation shall in no event be lower than the salary of the previous year. Employee acknowledges that in addition to Employee's employment, access to Confidential Information and trade secrets and to its customers, that $2,000 of each year’s Base Compensation is consideration for the covenants made by Employee in Section 5 of this Agreement relating to restrictions on Employee’s post-employment activities, and that the foregoing consideration is reasonable and adequate.

3.2.Incentive Compensation. Subject to Sections 2 and 5 of this Agreement, in addition to the Base Compensation referred to in Section 3.1 of this Agreement, Employee shall be eligible to participate in any incentive pay plan adopted by the Board of Directors for a group of employees that includes executive officers.

3.3.Reimbursement of Business Expenses. During the term of this Agreement, the Company shall reimburse Employee for all ordinary and necessary business expenses incurred by Employee in connection with the Business, upon submission by Employee to the Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature and business purpose of any such expenditure.

3.4.Benefits. During the term of this Agreement, Employee shall be entitled to participate in such insurance, medical and retirement plans and to be provided such other fringe benefits as have been accorded other similarly-situated employees of the Company, as determined from time to time by the Company.

4.	Disclosure and Assignment of Inventions.

4.1.“Inventions” means designs, discoveries, improvements, ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable, copyrightable or registerable, including, without limitation, novel or improved products, processes, machines, promotional and advertising materials, business data processing programs and systems, and other manufacturing and sales techniques, which either: (i) relate to the business of the Company or the Company’s actual or demonstrably anticipated research or development; or (ii) result from any work performed by the undersigned for the Company.

4.2.Employee agrees: (i) to disclose to the Company and to assign, and hereby assigns, to the Company all of Employee’s rights in any Inventions conceived or reduced to practice at any time during Employee’s employment by the Company, either solely or jointly with others and whether or not developed on Employee’s own time or with the Company’s resources; and (ii) that such Inventions are and will remain the property of the Company. Employee agrees that Inventions first reduced to practice within one (1) year after Employee’s employment by the Company ends will be treated as if conceived during Employee’s employment by the Company unless Employee can establish specific events giving rise to the conception which occurred after Employee’s employment by the Company has ended. Employee acknowledges that all original works of authorship made within the scope of Employee’s employment and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 USCA § 101).

4.3.In the Addendum to this Agreement, Employee has identified all of Employee’s Inventions that have been made or conceived or first reduced to practice, alone or jointly with others, prior to or outside of Employee’s employment by the Company, which are not covered by this Agreement. Employee hereby disclaims and will not assert any rights in Inventions as having been made, conceived or acquired prior to Employee’s employment by the Company except for those specifically listed in the Addendum to this Agreement.

4.4.Employee understands that the Company or its assignee will have the right to use the Inventions and obtain letters patents, copyrights or other statutory or common law protections for Inventions in any and all countries. Employee will cooperate with the Company and will execute and deliver such documents and do such other acts and things as the Company may request, at the Company’s expense, to obtain and maintain letters patent or registrations covering any Inventions and to vest in the Company all rights therein free of all encumbrances and adverse claims. Employee further understands and agrees that the provisions of this Section 4.4 will apply even if Employee’s employment by the Company has ended.

4.5.Any controversy or claim between the Company and Employee arising out of, or relating to, the obligations regarding Inventions under this Section 4, or the breach, termination or invalidity of those obligations, shall be settled by final and binding arbitration in Milwaukee, Wisconsin, under the rules of the American Arbitration Association in effect when this Agreement is signed, by a single arbitrator who shall be an attorney admitted to practice before the United States Patent and Trademark Office. Judgment upon any award issued by an arbitrator hereunder may be entered in any court having jurisdiction thereof. Upon a showing of potential for substantial and irreparable injury, the arbitrator or an appropriate court (at the party’s election) shall have power to order protective or conservative measures to be taken to preserve the respective rights of either party.

5.	COVENANTS OF NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETITION

5.1.Non-Competition During Employment. Employee agrees that during Employee’s employment with the Company, Employee shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial or other interest in any business which is competitive with the Company. This paragraph shall not apply to the passive ownership of less than 2% of the outstanding stock of a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of the Company

5.2.Non-Competition Following Termination of Employment. Employee agrees that during the period of two (2) years following Employee’s termination of employment with the Company, for whatever reason and regardless of whether voluntary or involuntary, Employee will not accept a position or provide services to a competitor in a capacity in which it is reasonably likely that Employee would be called upon to use or disclose the Company’s Confidential Information (as defined below) or trade secrets to the Company’s disadvantage. Prior to accepting any position with or providing services to a competitor during the two (2) year period following Employee’s termination with the Company, Employee shall notify the Company of such proposed employment or services and the Company agrees to provide Employee with timely notice of whether it considers such employment or services to violate Employee’s obligations under this Agreement. The term “competitor” means any business or individual which is engaged in the sale of products and/or services of the type sold by the Company within any geographic area in which the Company engaged in the sale of such products or services during the twelve (12) month period preceding termination of Employee’s employment. Employee specifically acknowledges and agrees that the global restriction in this paragraph is necessary given the portability of Employer’s Confidential Information and trade secrets and the global reach of the Company’s operations.

5.3.Non-Solicitation of Customers. The parties agree that the Company’s relationship with its customers is a valuable asset of the Company. These relationships and the goodwill that the Company has developed with its customers are crucial to the Company’s present and future success. The parties agree that the Company’s customer contacts and its relationships are established and maintained at great expense and that Employee, by virtue of employment with the Company and service as an officer of the Company and a member of senior management, has had and/or will have unique and extensive exposure to and personal contact directly with the Company’s customers as well as significant information relative to the Company’s business strategies as a whole. Therefore, Employee agrees that, for a period of two (2) years following Employee’s termination of employment with the Company, for whatever reason and regardless of whether voluntary or involuntary, Employee will not, directly or indirectly, individually or as an employee, agent, partner, shareholder, consultant, or in any other capacity, canvass, contact, solicit, or accept any of the Company’s restricted customers for the purpose of providing services or products that are substantially similar to the services or products which Employee or the Company were involved in providing to said customers. For purposes of this provision, “restricted customers” are limited to those customers: (1) with whom Employee had direct contact during the two (2) year period preceding Employee’s termination; (2) for whom Employee had supervisory or managerial responsibility during the two (2) year period preceding Employee’s termination; or (3) about whom Employee obtained special knowledge as a result of Employee’s position with the Company (“special knowledge” is knowledge that would be helpful to another in competing for the customer’s business provided the information could not easily be obtained from another source), during the two (2) year period preceding Employee’s termination It is agreed that the fluid customer list limitation contemplated by the parties closely approximates the area of the Company’s vulnerability to unfair competition by Employee

5.4.Non-Solicitation of Employees. The parties agree that the relationships that the Company has developed with its employees are also crucial to the Company’s present and future success. The parties agree that assurance of reasonable protection against any interference by Employee with the Company’s relationships with its employees in a manner inconsistent with the Company’s best interests is warranted. Therefore, the parties agree as follows:

(a)Employee agrees that, while an employee of the Company, Employee will not interfere with or attempt to impair the relationship between the Company and any of its employees with whom Employee has/had direct business contact and/or over whom Employee has/had supervisory or managerial responsibility and/or about whom Employee obtained Confidential Information as a result of Employee’s employment with the Company, by attempting, directly or indirectly, to solicit, entice, or otherwise induce any such employee to terminate his/her association with the Company to accept employment with a competitor of the Company or with any entity with which Employee is or intends to become an employee, officer, agent, independent contractor, consultant and/or representative (the “Entity”). For purposes of this Section 5.4, Entity shall include any affiliates of the Entity. The term “solicit, entice, or induce” shall mean any of the following: (i) communicating with an employee of the Company relating to possible employment with the Entity or a competitor of the Company; (ii) offering bonuses or additional compensation to encourage employees of the Company to terminate their employment to accept employment with the Entity or a competitor of the Company; (iii) referring employees of the Company to personnel or agents employed or engaged by the Entity or competitors of the Company; or (iv) referring personnel or agents employed or engaged by the Entity or competitors of the Company to employees of the Company. Employee understands this restriction does not prevent any competitor of the Company or Entity from hiring any Company employees without Employee’s involvement.

(b)Employee agrees that for a period of two (2) years following Employee’s termination of employment with the Company, for whatever reason and regardless of whether voluntary or involuntary, Employee will not interfere with or attempt to impair the relationship between the Company and any of its employees with whom Employee had direct business contact and/or over whom Employee had supervisory or managerial responsibility during the two (2) year period preceding Employee’s termination and/or about whom Employee obtained Confidential Information as a result of Employee’s employment with the Company, by attempting, directly or indirectly, to solicit, entice, or otherwise induce any such employee to terminate his/her association with the Company to accept employment with a competitor of the Company or any Entity with which Employee is or becomes an employee, officer, agent, independent contractor, consultant, and/or representative. The term “solicit, entice or induce” shall have the same meaning as defined in Section 5.4(a). Employee understands this restriction does not prevent the Entity or a competitor of the Company from hiring any Company employees without Employee’s involvement.

5.5.Non-Disclosure of Information. The parties agree that Employee’s work requires access to Confidential Information of the Company, and that the Company’s Confidential Information is valuable proprietary information belonging to the Company. Maintaining the confidentiality of such information is crucial to the Company’s present and future success. The parties agree that protection of the Company’s Confidential Information constitutes a legitimate protectable interest of the Company and that the Company would not be willing to provide Employee access to this Confidential Information without the assurance of reasonable protection against any use of this information by Employee in a manner inconsistent with the Company’s best interests. Therefore, the parties agree as follows:

(a)Employee agrees to protect the Company’s Confidential Information consistent with the law. “Confidential Information” includes, but is not limited to, trade secrets, design documents, copyright material, inventions (whether patentable or not), processes, marketing data, business strategies, product information (including, without limitation, any product designs, specifications, capabilities, drawings, diagrams, blueprints, models and similar items), customer and prospective customer lists, supplier and vendor lists, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, strategic marketing plans, company-developed sales methods, customer usages and requirements, computer programs, business plans, company policies, personnel-related information and Company employee Personal Data (defined as any individually identifiable information about a natural person or from which a natural person reasonably could be identified) obtained from the Company’s confidential personnel files or by virtue of employee’s performance of assigned job responsibilities, any information received from a third party under confidentiality obligations, pricing and nonpublic financial information and records, software and similar information, in any form (whether oral, electronic, written, graphic or other printed form or obtained from access to or observation of the Company’s (and/or any affiliate’s) facilities or operations), which is not generally known by or readily available to the public at the time of disclosure or use.

(b)Employee also agrees that, during Employee’s employment with the Company and for a period of two (2) years following Employee’s termination of employment with the Company, for whatever reason and regardless of whether voluntary or involuntary, Employee will not disclose to any third party or use, directly or indirectly, any Confidential Information of the Company, except as required by law or with the express written consent of the Company. Employee agrees that, in the event any person or entity seeks to legally compel Employee to disclose any such Confidential Information of the Company, Employee shall provide the Company with prompt written notice within three (3) calendar days so that the Company may, in its sole discretion, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In any event, Employee agrees to furnish only that portion of the Confidential Information of the Company which is legally required to be disclosed, and will exercise Employee’s best efforts to obtain commercially reasonable assurances that confidential treatment shall be accorded to such Confidential Information of the Company.

(c)The parties also acknowledge that certain of the Company’s Confidential Information is a “trade secret” as that term is defined in the federal Defend Trade Secrets Act of 2016 (18 U.S.C. §§ 1839(3) & 1890(b)(1)) and the equivalent and applicable state Uniform Trade Secrets Acts. Employee agrees that Employee shall never disclose to a third party or use any trade secrets of the

Company, whether during Employee’s employment with the Company or at any time following the termination of Employee’s employment with the Company, unless made in accordance with an express exception set forth in applicable federal, state, or local law(s). The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided in this Agreement.

(d)Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. §§ 1833(b)(1) & (2)): “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” Any employee, contractor, or consultant who is found to have wrongfully misappropriated trade secrets may be liable for, among other things, exemplary damages and attorneys’ fees.

(e)The Company has informed Employee that it has (and may have in the future) duties to third parties (including the Company’s customers and vendors) to maintain information in confidence and secrecy. Employee agrees to be bound by (and to adhere to) the Company’s duties of confidentiality to third parties and will treat such information with the same care as required under law and the Agreement. Employee also agrees not to disclose to the Company or induce the Company to use any trade secrets, proprietary or confidential information belonging to persons not affiliated with the Company, including any of Employee’s former employers.

(f)Nothing contained in this Agreement shall be deemed to prohibit Employee and/or Employee’s representatives from freely communicating with any federal or state governmental agency or commission, including but not limited to the Securities and Exchange Commission, regarding and/or from disclosing to any federal or state governmental agency or commission, Company Confidential Information in any manner subject to protection under any foreign, federal, state or local laws, including but not limited to whistleblower laws.

(g)Employee further agrees that Employee will carefully preserve, in accordance with the Company’s policies and procedures, all documents, records, correspondence, prototypes, models and other written or tangible data relating to Inventions or Confidential Information in every form coming into Employee’s possession (the “Records”) during Employee’s employment. Employee will return all such Records, along with any copies of them, to the Company when Employee’s employment by the Company ends or when requested to do so by the Company.

5.6.Request for Review of Obligations Regarding Future Employment or Conduct. If during the term of this Agreement, Employee is uncertain as to whether Employee’s employment, conduct, or business enterprise may interfere with the Company’s protectable business interests in violation of this Agreement, Employee agrees to submit to the Company a written request to engage in said employment, conduct, or business enterprise, prior to commencing and/or engaging in any such employment, conduct, or business enterprise. Any such request must refer to this Agreement. The Company agrees that it will respond to the request with reasonable promptness and that it will not unreasonably withhold permission to engage in the employment, conduct, or business enterprise specified in the request, regardless of the terms of the Agreement, if the employment, conduct, or business enterprise sought to be engaged in does not interfere with the Company’s protectable business interests. Any such permission granted by the Company must be in writing, shall extend only to the employment, conduct, or business enterprise specifically identified in the written request, and shall not otherwise constitute a waiver of the Company’s rights under the Agreement.

5.7.Enforcement. Employee understands that irreparable injury will result to the Company and its business in the event of a breach of any of the obligations contained in this Agreement. Employee agrees that the damages or injuries which the Company may sustain as a result of such a breach are difficult to determine and money damages alone would not be an adequate remedy to the Company. Employee agrees that if a controversy arises concerning the rights or obligations contained in this Agreement or Employee breaches any of the covenants or obligations contained in this Agreement, the Company shall be entitled to any injunctive, or other relief necessary to enforce, prevent, or restrain any violation of the provisions of this Agreement (without posting a bond or other security). Such relief shall be cumulative and non-exclusive and shall be in addition to any other right or remedy to which the Company may be entitled. Employee agrees that any breach by Employee of any of the obligations in this Agreement shall entitle the Company to reimbursement of any and all attorneys’ fees and costs incurred by the Company in enforcing this Agreement or taking action against Employee for breach of this Agreement.

6.	INDEMNIFICATION

The Company shall indemnify and hold harmless Employee from and against any claim of liability or loss (including costs and reasonable attorneys’ fees) arising as a result of Employee’s proper performance within the scope of employment and of Employee’s obligations under this Agreement in accordance with the provisions for indemnification of officers of the Company set forth in the Bylaws of the Company.

7.	MISCELLANEOUS PROVISIONS

7.1.Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any corporation or other entity which controls, is controlled by, or is under common control with, the Company, without Employee’s consent. Further, if the Company sells all or substantially all of the assets of the Business, the rights and obligations of the Company under this Agreement may be assigned without Employee’s consent. In all other circumstances, the rights and obligations of the Company under this Agreement may be assigned with Employee’s consent (which shall not be unreasonably withheld). In all such cases, the rights and obligations of the Company shall inure to the benefit of and be binding upon the successors and assigns of the Company. Employee’s obligation to provide services hereunder may not be assigned to or be assumed by any other person or entity.

7.2.Notices. All notices, requests, demands, or other communications under this Agreement shall be in writing and shall only be deemed to be duly given if to the Company c/o Corporate Secretary and to Employee at Employee’s address as shown in the Company’s records.

7.3.Severability. If any provision or portion of this Agreement shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any court of competent jurisdiction should deem any covenant herein to be invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

7.4.Integration, Amendment and Waiver. This Agreement constitutes the entire agreement between the Company and Employee, superseding all prior similar arrangements and agreements, and may be modified, amended or waived only by a written instrument signed by both of them. This Agreement does not supersede the separate employment agreement between Employee and the Company relating to a change in control of the Company.

7.5.Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Wisconsin applicable to contracts executed and wholly performed within such state.

7.6.Interpretation. The headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

7.7.Non-Wavier of Rights and Breaches. No failure or delay of any party in the exercise of any right given to such party hereunder shall constitute a waiver unless the time specified for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver by a party of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

7.8.Attorneys’ Fees. In the event that Employee or the Company is required to bring an arbitration proceeding or any legal action to enforce the terms of this Agreement, the prevailing party shall, in addition to any other remedies available to it, be entitled to recover its reasonable attorneys’ fees and costs from the losing party.

7.9.Dispute Resolution.

(a)Except as set forth in Section 4.5, any dispute, controversy or claim arising out of or relating to this Agreement or any term or provision of this Agreement or Employee’s employment with the Company, including without limitation: (i) any claims of breach, termination or invalidity thereof, (ii) any matter subject to arbitration under any provision of this Agreement, (iii) any claims under federal, state or local laws regulating the employment relationship; and (iv) any other matter which the parties agree to submit to arbitration, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. By agreeing to submit claims covered by this Agreement to individual and confidential arbitration, Employee understands that, to the fullest extent permitted by law, Employee is waiving all right or ability to bring or participate in any such claims on a class, collective or representative basis and agrees that the decision and record of the arbitration will be kept private and confidential (and the arbitrator shall have the authority to make appropriate rulings to safeguard the privacy and confidentiality of the arbitration proceedings as allowed by law).  Such arbitration proceedings shall be held in Milwaukee, Wisconsin. If a court or arbitrator determines in a final non-appealable ruling that the waiver of class or collective actions is unenforceable, then any claims brought as a putative collective or class action will be considered excluded claims that must be pursued (if at all) in court.

(b)Nothing herein shall prevent Employee from filing and/or participating in administrative proceedings before the United States Equal Opportunity Commission or an equivalent State agency, although Employee is waiving any right to pursue administrative litigation on Employee’s own behalf before a governmental administrative agency as Employee is hereby bound to pursue such claims exclusively through individual arbitration.

(c)Notwithstanding the foregoing, the Company at all times shall have the right to bring an action to enforce the covenants and seek the remedies set forth in Section 5 of this Agreement through the courts as it deems necessary or desirable in order to protect its proprietary and other confidential information or to prevent the occurrence of any event which the Company believes will cause it to suffer immediate and irreparable harm or damage. The parties agree that any such action may be brought in a state or federal court located within Milwaukee, Wisconsin. The parties waive any and all objections to jurisdiction or venue. The parties further agree that service of process may be made by registered mail to the addresses referred to in Section 7.2 of this Agreement, and that such service shall be deemed effective service of process.

7.10.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Employee have caused this Employment Agreement to be duly executed as of the date first written above.

EMPLOYEE ___________________________ (Employee)	BRIGGS & STRATTON CORPORATION By:___________________________ Todd J. Teske Chairman, President and Chief Executive Officer

ADDENDUM

Section 4.3 of Employee’s Employment Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on an employee’s own time, unless: (a) the Invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by an employee for the Company.

The following are Inventions not covered by Section 4.3, in which Employee has any right, title or interest, and, which were conceived or written either wholly or in part by Employee prior to or outside of employment by the Company, but neither published nor filed in any Patent Office:

NONE. [Strike if list of exceptions is provided.]

Title of Document	Date of Document	Name of Witness on Document

Description of such Inventions:

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